      1                                      Exhibit (10)(iii)(A)1
                                             AT&T Form 10-K

                 AT&T SHORT TERM INCENTIVE PLAN

                    (As Amended March, 1994)

     1. PURPOSE. The purpose of the AT&T Short Term Incentive Plan (the "Plan") is to provide Senior Managers of American Telephone and Telegraph Company (the "Company") and its Affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria.
The Plan will enhance the ability of the Company and its Affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

     2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

     (a) "Affiliate" shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

     (b) "Award" shall mean a cash payment.

     (c) "Board" shall mean the Company Board of Directors.

      (d) "Calendar Year" shall mean the year, following the Performance Year, in which the Award is made.
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     (e) "Change in Control" shall be deemed to have occurred if (a) there shall have been a change in the composition of the Board such that at any time a majority of the Board shall have been members of the Board for less than twenty-four months, unless the election of each new director who was not a director at the beginning of the period was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period (but in no event by fewer than three such directors); or (b) any Person acquiring 30% or more of the outstanding common shares of the Company.

     (f) "Committee" shall mean the Compensation Committee of the Board.

     (g) "Covered Employees" shall mean a Participant who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code with respect to any Performance Year.

     (h) "Outside Directors" shall mean those members of the Committee who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

     (i) "Participant" shall mean each and every Senior Manager of the Company and its Affiliates other than those Senior Managers who are determined by the Committee, or such person or committee empowered by the Committee, to be ineligible to participate in the Plan.

     (j) "Performance Year" shall mean the year in which the award was earned.

     (k) "Person" shall mean any individual, corporation, partner- ship, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

     (l) "Senior Manager" shall mean any manager of the Company or any Affiliate holding a position above "E" level or any future salary grade level that is the equivalent thereof.

     (m) "Target Award" shall mean an Award level that will be paid if certain performance criteria are achieved in the Performance Year.

     3. AWARDS-GENERAL. Awards will be made in each Calendar Year with respect to a Performance Year. Awards shall be paid as soon as practicable after the Performance Year, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the AT&T Senior Management Incentive Award Deferral Plan.

     The Committee shall approve a Target Award for each structure rate of management eligible for Awards under the Plan prior to each Performance Year for which it intends to make Awards. For each Performance Year the Committee shall also establish performance criteria as described in A and B below to be applicable to Awards for such Performance Year (and future Performance Years, as the case may be).

     Performance criteria are:

     A. Financial performance criteria of the Company and its Affiliates (in each case, prepared on the same basis as the financial statements published for financial reporting purposes except as adjusted pursuant to Section 5 hereof); and

     B. Other performance criteria of the Company and its Affiliates.



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     Except as provided in Section 4 (relating to Award to "covered employees"), Awards for any Performance Year will be determined by the Committee, or such person or committee empowered by the Committee, based upon the level of achievement during such Performance Year of the criteria referred to in A or B above and on individual merit of each Participant. The Target Awards shall serve only as a guideline in making Awards under the Plan. Depending upon individual performance, in the case of each Participant, an Award may be more or less (including no Award) than such Target Award.

     4. AWARD TO "COVERED EMPLOYEES". Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to any Participant who is a "covered employee" within the meaning of Section 162(m) of the Code (i.e., the CEO and four most highly compensated officers of the Company, other than the CEO, as of the end of a Performance Year):

     (a) The total of all Awards payable to all such Participants who are "covered employees" shall be 0.4% of the "Net Cash Provided by Operating Activities," as publicly disclosed in the Company's consolidated financial statements for such Performance Year, and the Award to each Participant with respect to such Performance Year shall be such amount divided by the number of Participants who are "covered employees" with respect to such Performance Year, subject to adjustment as described in (b) below. Prior to the payment of any award to a "covered employee" with respect to a Performance Year, those Compensation Committee members who are "outside directors" under Section 162(m) of the Code shall certify the amounts under this Section 4(a) with respect to such Performance Year.

     (b) Those Compensation Committee members who are "outside directors" (within the meaning of Section 162(m) of the Code), in their sole discretion, shall have the authority to set the actual Award to any Participant under this
Section 4 at any amount lower than the amount described in (a) above, based on factors, including but not limited to, individual merit and financial and other performance criteria of the Company established by the Compensation Committee along with any adjustments (as described herein under "Plan Administration and Termination"). The award to any Participant may be less than (including no award), but never more than, the amount determined under
(a) above.

     5. ELIGIBILITY. (a) Persons employed by the Company or any of its Affiliates during a Performance Year in active service at a Senior Manager level are eligible to be Participants under the Plan for such Performance Year (whether or not so employed or living at the date an Award is made); provided that, except in the case of a manager promoted to Senior Manager, the manager has at least three months of active service at such level during the Performance Year with the Company or any Affiliate (excluding any time the manager was absent on account of disability and receiving any Sickness or Accident Disability Benefits ("Disability Benefits") under the Company or any employing Affiliate's Sickness or Accident Disability Benefit Plan). A Senior Manager is not rendered ineligible to be a Participant by reason of being a member of the Board.

     (b) The Target Award applicable to a Participant under the Plan for a Performance Year shall be prorated over the Performance Year or the Participant shall be ineligible for an Award, as follows:

(1)  entrance to or exit from           - prorate from date of
     a level of Senior Manager            entrance or exit to
     after the beginning of the           the nearest half
     Performance Year, including          month
     exit due to death, retirement,
     resignation, or leave of absence


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(2)  changes in designated              - prorate according
      structure rate                           to time of active
                                          service at each
                                          structure rate to the
                                          nearest half month

(3)  receipt of Disability              - prorate to the day
     Benefits for more than               based on time of
     three months in a                    service while not
     Performance Year under the           receiving Disability
     plan of the Company or any           Benefits
     Affiliate

(4)  receipt of Disability              - no reduction in
     Benefits for three months            applicable Target
     or less in a Performance             Award
     Year under the plan of the
     Company or any Affiliate

(5)  dismissal during or after          - no award
     a Performance Year by the
     Company or any Affiliate

     6. ADJUSTMENTS. (a) In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee may make adjustments in the performance criteria established by it for any Performance Year under Section 3 whether before or after the end of the Performance Year to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Year which significantly alter the basis upon which such performance criteria were determined. Such changes may include without limitation changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Company also reserves the right to adjust Target Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Year may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements.

     (b) In the event of any change in outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the performance criteria established by it under Section 3 for any Performance Year not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.

     (C) In order to maintain the Participants' rights in the event of any Change in Control of the Company the Committee as constituted before such Change in Control may, in its sole discretion, as to any Award, either at the time a Target Award is determined hereunder or any time thereafter, take any one of the following actions: (i) provide for the acceleration of any time periods relating to the realization of any Award so that such Award may be realized in full on or before a date fixed by the Committee; (ii) make such adjustment to any Target Award then outstanding as the Committee deems appropriate to reflect such Change in Control; (iii) cause the Company's obligation with respect to such Target Award and any other obligations hereunder to be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control.

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     7.  OTHER CONDITIONS.  (a)  No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.
     (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any Affiliate.
     (c) The Company or any Affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

     (d) Awards under the Plan will be included in the base for determining pensions, retirement and death related benefits under the following plans:
            - AT&T Non-Qualified Pension Plan
          - AT&T Mid-Career Pension Plan
          - AT&T Senior Management Long Term Disability and Survivor Protection Plan

     (e) In the event an Award under the Plan is deferred under the AT&T Senior Management Incentive Award Deferral Plan, it will be reflected in the calculations of the above benefit plans as if it had been paid as scheduled and not deferred.

     8. DESIGNATION OF BENEFICIARIES. A Participant may designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for this purpose and shall be signed by the Participant and delivered to the Company or Affiliate employing the Participant prior to the Participant's death. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or it's employing Affiliate shall have no further liability to anyone with respect to such amount.

     9. PLAN ADMINISTRATION. (a) The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, except that the "outside directors" shall have such power with respect to Awards to "covered employees" under the provisions
of Section 4.   In making any determinations under or referred to in the Plan the Committee, or the outside directors, as applicable, shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and its Affiliates and of counsel, public accountants and other professional or expert persons.

     (b) The Plan shall be governed by the laws of the State of New York and applicable Federal law.

     10. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine. The Senior Vice President - Human Resources of the Company (or any successor to that officer's responsibilities) with the concurrence of the General Counsel, or the Vice President-Law for Corporate Matters, of the Company (or any successor to either of such officer's responsibilities), shall be authorized to make minor or administrative changes in the Plan or changes required by or made desirable by government regulation. A modification may affect present and future Participants.